UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006
___________________
ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas	000-33267	43-1723043
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

717 North Harwood Street, Suite 1500
Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (214) 922-9711
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
Exhibit Index
Employment Agreement
Press Release

Item 1.01 Entry Into a Material Definitive Agreement.
     The information provided below in the last four paragraphs of Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 30, 2006, Odyssey HealthCare, Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that R. Dirk Allison has been appointed Senior Vice President and Chief Financial Officer of the Company effective October 30, 2006. Mr. Allison succeeds Douglas B. Cannon as Senior Vice President and Chief Financial Officer. Mr. Cannon was notified of Mr. Allison’s pending appointment on October 24, 2006. Mr. Cannon will remain with the Company through December 31, 2006 to assist in a smooth transition.
     Mr. Allison is 50 years old and effective October 30, 2006, will hold the following offices with the Company: Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Prior to joining the Company, Mr. Allison served as Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately-held operator of aviation support services to the healthcare industry, from July 2006 until October 2006. Prior to joining Omniflight, Mr. Allison served as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately-held operator of acute care and behavioral care hospitals with approximately $2.0 billion in revenues, from December 2003 until June 2006. Prior to joining Ardent, Mr. Allison served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded operator of dialysis centers with approximately $1.0 billion in revenues, from October 1999 until November 2003. In addition, Mr. Allison has served as the President and Chief Executive Officer of several publicly and privately-held healthcare companies from 1987 to 1999, including a physician practice management company and several institutional pharmacy providers. Mr. Allison is a certified public accountant and received his MBA from the University of Dallas and his BBA from the University of Louisiana — Monroe, formerly Northeast Louisiana University.
     The Company entered into an employment agreement with Mr. Allison, a copy of which is attached hereto as Exhibit 10.1, effective October 30, 2006. The employment agreement expires on October 29, 2009, except that it will be renewed automatically for additional one-year periods unless ninety days prior written notice is given by either party in advance of any one-year period. Mr. Allison’s annual base salary is $310,000 and is subject to annual review by the Board of Directors of the Company (the “Board”) and may be increased in the Board’s discretion. The employment agreement also provides for an annual bonus to be determined by the Board based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Allison is entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit programs for which other executives are generally eligible.

     Under his employment agreement, the Company may terminate Mr. Allison’s employment for cause or without cause; provided, however, that the Company may not terminate Mr. Allison without cause during the first six months of his employment. If Mr. Allison’s employment is terminated without cause, he resigns for good reason or the Company elects not to renew Mr. Allison’s employment agreement,
•	he will be entitled to receive severance payments in an aggregate amount equal to his base salary, payable in bi-weekly installments in accordance with the Company’s regular payroll practice, until the first anniversary of his date of termination;

•	he will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which his date of termination occurs;

•	if he is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the first anniversary of his date of termination or October 29, 2009; and

•	all vested stock options granted to Mr. Allison shall remain exercisable for a period of at least one year following the date of his termination.
     If within two years following a change in control Mr. Allison is terminated without cause, resigns for good reason or the Company elects not to renew his employment agreement, he will be entitled to the same severance benefits as if he had been terminated without cause prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Allison was entitled to during the two year period prior to his date of termination and such payments shall be made from the date of termination until the later of the one year anniversary of his date of termination or the second anniversary of the date on which the change of control occurred. The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the first anniversary of his date of termination.
     The foregoing description of the Mr. Allison’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as an exhibit hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and R. Dirk Allison, dated October 30, 2006.

99.1	Press release dated October 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: October 30, 2006	By:	/s/ R. Dirk Allison
R. Dirk Allison
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and R. Dirk Allison, dated October 30, 2006.
99.1	Press release dated October 30, 2006.